[redacted]

Date of Employment
We anticipate that your start date will be July 1, 2016. While you are onboarding, our current Chief Financial Officer will continue to serve in the CFO role, through the filing of our Form 10-Q reporting second quarter 2016 results.

Base Salary
Your starting annual salary will be US $550,000 payable bi-weekly. You will be eligible for an annual merit increase based on benchmark and company merit increase guidelines, effective date April 1, 2017.

Annual Cash Bonus
You will be eligible to participate in our Management Incentive Compensation Plan (MIP) with a target of 80% of your base salary. The actual MIP payout is based on the achievement of Colfax financial performance against pre-set threshold, target, and maximum and your individual performance factor of up to 1.5 times the financial factor. The maximum payout is 250% of target. Your 2016 MIP award will be pro-rated for a partial year of employment based on your start date. In the event of your involuntary termination not for cause, or if you terminate your employment for Good Reason, after year end and before the March payout, you will receive your annual incentive bonus earned in the previous year.

Equity Awards	You will be provided a new hire equity award of $2,100,000. The effective grant date is expected to be on your first day of employment with Colfax.
The annual grant portion, $1,600,000 of the total $2,100,000 will follow the 2016 approved vesting for executive officers: 75% in stock options to be vested 33% on the 1st - 3rd anniversaries of grant and 25% in performance-based restricted stock units with 50% vesting on the 3rd and 4th anniversaries of grant. The PRSU performance metric is $1.76 in adjusted EPS within any four consecutive quarters in the performance period. The performance period begins in the first full quarter after your start date and ends on the last full quarter before the third anniversary of your grant date. If the performance metric is achieved within the performance period, you are eligible to vest in all of the units according to the vesting schedule. If the performance metric is not met within the performance period, all the units will be forfeited.

Finally, in consideration of your joining Colfax, $500,000 of the $2,100,000 grant, will be restricted stock units, RSUs, which vest 33% each on the 2nd - 4th anniversaries of grant.

The strike price of the stock options will be determined by the Fair Market Value of Colfax Corporation common stock on the effective date of the grant after you start with Colfax. Options are valued based on Black Scholes model for your grant date prepared by management. Specific numbers of performance-based restricted stock and time-based restricted stock units will be determined based on a 15-day average closing price up to your effective grant date.

In addition, you will be eligible for future annual equity grants starting in 2017 based on your position and performance in accordance with our equity guidelines. The current target for your position is 2.5x to 3.5x of salary. Annual equity awards are currently delivered in 50% stock options and 50% performance-based restricted stock units.

The terms and conditions of equity awards will be in accordance with the Colfax's 2016 Omnibus Incentive Plan or successor plan. You will receive a copy of our equity brochure including illustration.

401(k)
You will have the opportunity to participate in the Colfax 401(k) Savings Plan Plus plan with matching contributions. Colfax matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, Colfax will make non-elective contributions of 2% into your account. These non-elective contributions vest over five years.

NQ Deferred Comp
You will have the opportunity to defer up to 50% of base salary and 75% bonus in the nonqualified deferred compensation and optimize the company matching contribution above the IRS thresholds in 401(k).

Transition Bonus	You will receive a cash transition bonus of US $100,000. If you resign from the company within the first year of employment, you are required to reimburse 100% of this amount.

Relocation
You will be eligible for Colfax’s relocation managed by our relocation vendor Lexicon. You have two years from your hire date to complete your relocation, unless an exception is approved. As an exception to the normal relocation services, you will receive 6 months of temporary living and household good storage in addition to the Selling Services Package. Part of your relocation is taxable and part of it is non-taxable in accordance with IRS guidelines. Colfax provides gross ups on all customary relocation expenses except for our miscellaneous allowance and real estate commissions on your home sale. Officers of the company may not receive loans. Additionally, if you resign from the company within the first 2 years of employment, you are required to reimburse the company for amounts paid on your behalf at a rate of 100% of the total costs paid by the company within one year and 50% of total costs after that up to end of year two. Please see our relocation guide for more information on the program.

Health Benefits
You and your family will be eligible to participate in the health & welfare benefits including medical, dental, vision, short and long term disability, life and accidental death and dismemberment insurance.

Vacation & Holidays	You will eligible for four weeks of vacation (prorated for partial year in 2016), plus three floating holidays and any company-paid holidays.

Severance
In the event your employment is terminated, other than for Cause, or you terminate your employment for Good Reason, you will receive an amount equal to the sum of: (i) one times your base salary plus (ii) one times your target annual cash bonus.

In the event your employment is terminated, other than for Cause, or you terminate your employment for Good Reason within three months before or two years after a Change in Control, you will receive an amount equal to the sum of: (i) two times your base salary plus (ii) two times your target annual cash bonus.

Eligibility for severance payments is predicated on meeting Colfax’s standard covenant and release requirements.

For purposes of this offer letter, “Change in Control” means the occurrence of one or more of the following events, for the Company: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 50% of the Voting Stock of the Company; (ii) within any 24 month period the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors of the applicable company shall be considered to be an Incumbent Director; (iii) the Company transfers all or substantially all of its assets or business (unless the shareholders of the applicable company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the applicable company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of, as applicable, the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or (iv) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company, as applicable, immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of, as applicable, the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, the Company shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

“Cause” means the following:

(1)	Your conviction for commission of a felony or a crime involving moral turpitude;

(2)	Your willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company, a Participating Employer or their subsidiaries or affiliates; or

(3)
Your continued failure to substantially perform your duties (other than such failure resulting from your incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by Colfax that specifically identifies the manner in which Colfax believes that you have not substantially performed your duties.

“Cause” will be interpreted, in good faith, by the Compensation Committee (or its designee) in its sole discretion and such interpretation will be conclusive and binding on all parties.

“Good Reason” means the occurrence of any one or more of the following events which occur without your express written consent:

(1)
The assignment to you of duties materially inconsistent with your position and status or an alteration, materially adverse to you, in the nature of your duties, responsibilities, compensation, authorities or reporting relationships, your position or the conditions of your employment (other than inadvertent actions which are promptly remedied); except the foregoing will not constitute Good Reason if occurring (A) in connection with the termination of your employment for Cause, disability, or as a result of your death or, (B) as a result of action by or with your consent; or

(2)
The company or a participating employer requiring you to relocate your principal place of business for the company or participating employer to a location at least 50 miles from your current place of business, and which is a least 50 miles longer distance from your place of residence.

Chris, we also want to confirm that your employment is “at will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In accordance with Colfax policy, this offer is contingent upon acceptance of the confidentiality agreement and code of conduct. You agree that during your employment, and for two years after termination of your employment, you will not directly or indirectly, for yourself or on behalf of any other person, partnership, company, corporation, or other entity, solicit, induce, recruit, encourage, or otherwise endeavor to cause or attempt to cause any employee or consultant of Colfax, or any independent contractor providing services to Colfax, to terminate his or her relationship with Colfax. You agree that the harm caused to Colfax by violation of this provision would amount to irreparable harm justifying entry of a temporary restraining order and/or a preliminary injunction and an award of attorney fees to Colfax.

[redacted]

Sincerely,
/s/ Matthew L. Trerotola
Matthew L. Trerotola

President and Chief Executive Officer
Colfax Corporation

CC:  Lynn H. Clark, SVP Human Resources
ACKNOWLEGED & ACCEPTED:

/s/ Christopher Hix
____________________________________
Chris Hix